Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 32 Dated December 17, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $50,000,000
Price to Public: 99.95%	Proceeds to HFC: 99.85%
Issue Date: December 20, 2001	Stated Maturity: December 20, 2002
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on December 19, 2001
Interest Rate Basis: Prime Rate.
Spread or Spread Multiplier: Plus - 2.71% (-271 basis points)
Interest Payment Dates: On the 20th of March, June, September, and December of each year, commencing March 20, 2002, and the Stated Maturity.
Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity: Daily
Agent:	$ Amount
Morgan Stanley & Co. Incorporated	$50,000,000	DTC 0050
Agent's Discount or Commission: .10%